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                                                                    EXHIBIT 16.1


February 28, 2007


Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C.  20549


Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of the Form 8-K of CNB Corporation dated February 28, 2007 and filed February 28, 2007, as contained in paragraphs two and three of Item 4.01, and are in agreement with those statements.



/s/ CROWE CHIZEK AND COMPANY LLC
Crowe Chizek and Company LLC
Grand Rapids, Michigan


cc:    Mr. Thomas J. Ellenberger
       Audit Committee Chairman
       CNB Corporation